EXHIBIT 99.1
COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(In millions)	2006	2005	2006	2005
Operating revenues
Operating revenues	$1,837	$1,945	$4,712	$4,814
Operating revenues from affiliates	3	3	8	8

Total operating revenues	1,840	1,948	4,720	4,822

Operating expenses
Purchased power	87	91	260	247
Purchased power from affiliate	907	991	2,363	2,514
Operating and maintenance	155	161	484	475
Operating and maintenance from affiliates	55	50	160	139
Impairment of goodwill	776	—	776	—
Depreciation and amortization	115	111	320	308
Taxes other than income	83	81	234	232

Total operating expenses	2,178	1,485	4,597	3,915

Operating income (loss)	(338)	463	123	907

Other income and deductions
Interest expense	(60)	(49)	(174)	(152)
Interest expense to affiliates, net	(18)	(22)	(56)	(68)
Equity in losses of unconsolidated affiliates	(2)	(3)	(8)	(11)
Other, net	89	(10)	90	—

Total other income and deductions	9	(84)	(148)	(231)

Income (loss) before income taxes	(329)	379	(25)	676
Income taxes	177	155	300	273

Net income (loss)	(506)	224	(325)	403

Other comprehensive gain (loss), net of income taxes
Change in unrealized gain (loss) on cash-flow hedges	(2)	21	(2)	—
Unrealized gain on marketable securities	1	1	1	1

Other comprehensive income (loss)	(1)	22	(1)	1

Comprehensive income (loss)	$(507)	$246	$(326)	$404

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2006	2005
Cash flows from operating activities
Net income (loss)	$(325)	$403
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation, amortization and accretion	320	308
Deferred income taxes and amortization of investment tax credits	20	190
Impairment of goodwill	776	—
Other non-cash operating activities	97	104
Changes in assets and liabilities:
Accounts receivable	(34)	(189)
Inventories	(16)	1
Accounts payable, accrued expenses and other current liabilities	7	17
Receivables from and payables to affiliates	(39)	8
Income taxes	75	30
Net realized and unrealized mark-to-market and hedging transactions	5	—
Pension and non-pension postretirement benefit contributions	(2)	(807)
Other assets and liabilities	(143)	(28)

Net cash flows provided by operating activities	741	37

Cash flows from investing activities
Capital expenditures	(704)	(597)
Changes in Exelon intercompany money pool contributions	—	308
Other investing activities	34	24

Net cash flows used in investing activities	(670)	(265)

Cash flows from financing activities
Changes in short-term debt	(306)	146
Issuance of long-term debt	617	91
Retirement of long-term debt	(2)	(310)
Retirement of long-term debt to ComEd Transitional Funding Trust	(261)	(278)
Changes in Exelon intercompany money pool borrowings	(140)	110
Dividends paid on common stock	—	(352)
Contributions from parent	23	834
Other financing activities	(2)	(5)

Net cash flows provided by (used in) financing activities	(71)	236

Increase in cash and cash equivalents	—	8
Cash and cash equivalents at beginning of period	38	30

Cash and cash equivalents at end of period	$38	$38

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(In millions)	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$38	$38
Accounts receivable, net
Customer	792	806
Other	41	46
Inventories, at average cost	65	50
Deferred income taxes	22	13
Receivables from affiliates	18	37
Other	45	34

Total current assets	1,021	1,024

Property, plant and equipment, net	10,342	9,906
Deferred debits and other assets
Investments	42	41
Investments in affiliates	22	34
Goodwill	2,694	3,475
Receivables from affiliates	1,633	1,447
Prepaid pension asset	920	938
Other	333	346

Total deferred debits and other assets	5,644	6,281

Total assets	$17,007	$17,211

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(In millions)	2006	2005
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$473	$328
Long-term debt to ComEd Transitional Funding Trust due within one year	300	307
Accounts payable	213	223
Accrued expenses	456	417
Payables to affiliates	234	278
Commercial paper	153	459
Borrowing from Exelon intercompany money pool	—	140
Customer deposits	115	110
Other	62	46

Total current liabilities	2,006	2,308

Long-term debt	2,971	2,500
Long-term debt to ComEd Transitional Funding Trust	426	680
Long-term debt to other financing trusts	361	361
Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	2,219	2,190
Asset retirement obligations	156	151
Non-pension postretirement benefit obligations	209	175
Regulatory liabilities	2,282	2,170
Other	295	280

Total deferred credits and other liabilities	5,161	4,966

Total liabilities	10,925	10,815

Commitments and contingencies
Shareholders’ equity
Common stock	1,588	1,588
Other paid-in capital	4,902	4,890
Retained deficit	(406)	(81)
Accumulated other comprehensive loss, net	(2)	(1)

Total shareholders’ equity	6,082	6,396

Total liabilities and shareholders’ equity	$17,007	$17,211

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)

					Accumulated
		Other	Retained	Retained	Other	Total
	Common	Paid-In	Earnings	Earnings	Comprehensive	Shareholders’
(In millions)	Stock	Capital	Unappropriated	Appropriated	Income (Loss)	Equity
Balance, December 31, 2005	$1,588	$4,890	$(1,180)	$1,099	$(1)	$6,396
Net loss	—	—	(325)	—	—	(325)
Allocation of tax benefit from parent	—	17	—	—	—	17
Appropriation of Retained Earnings for future dividends	—	—	(340)	340	—	—
Resolution of certain tax matters	—	(5)	—	—	—	(5)
Other comprehensive loss, net of income taxes of $0	—	—	—	—	(1)	(1)

Balance, September 30, 2006	$1,588	$4,902	$(1,845)	$1,439	$(2)	$6,082

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, unless otherwise noted)
1. Basis of Presentation
     Commonwealth Edison Company (ComEd) is a regulated utility engaged principally in the purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of eight million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.7 million customers.
     ComEd is a principal subsidiary of Exelon Corporation (Exelon), which owns 99.9% of ComEd’s common stock. ComEd’s consolidated financial statements include the accounts of ComEd and Commonwealth Edison Company of Indiana, Inc.
     The accompanying consolidated financial statements as of September 30, 2006 and 2005 and for the three and nine months then ended are unaudited but, in the opinion of the management of ComEd, include all adjustments that are considered necessary for a fair presentation of its respective financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). All adjustments are of a normal, recurring nature, except as otherwise disclosed. The December 31, 2005 Consolidated Balance Sheets were taken from audited financial statements. These Notes to Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) for Quarterly Reports on Form 10-Q. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Certain prior-year amounts have been reclassified for comparative purposes. These reclassifications had no effect on net income or shareholders’ equity. These notes should be read in conjunction with the Notes to Consolidated Financial Statements ComEd included in ITEM 8 of the 2005 Annual Report on Form 10-K.
2. New Accounting Pronouncements
     ComEd has identified the following new accounting pronouncements that either have been recently adopted or issued that may impact ComEd upon adoption.
     SFAS No. 123-R. Exelon grants stock-based awards through its Long-Term Incentive Plans, which primarily include stock options and performance share awards. ComEd participates in Exelon’s stock-based compensation plans. Prior to January 1, 2006, Exelon accounted for these stock-based awards under the intrinsic value method of Accounting Principles Board (APB) No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). This method under APB No. 25 resulted in no expense being recorded for stock option grants in 2005. On January 1, 2006, Exelon adopted Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123-R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123) and supersedes APB No. 25. SFAS No. 123-R requires that compensation cost relating to stock-based payment transactions be recognized in the financial statements. That cost is measured on the fair value of the equity or liability instruments issued. SFAS No. 123-R applies to all of Exelon’s outstanding unvested stock-based awards as of January 1, 2006 and all prospective awards using the modified prospective transition method without restatement of prior periods.
     ComEd is allocated a portion of the stock-based compensation costs incurred by Exelon. The following table presents ComEd’s stock-based compensation expense (pre-tax) during the three and nine months ended September 30, 2006 and 2005:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
Stock-Based Compensation Expense	$2	$1	$9	$1
     This note should be read in conjunction with Note 3 of the Combined Notes to the Consolidated Financial Statements included in Exelon’s Form 10-Q for the quarterly period ended September 30, 2006 for more information on Exelon’s stock-based compensation plans.

     SFAS No. 155. In February 2006, the FASB issued FASB Statement No. 155, “Accounting for Certain Hybrid Financial Instruments, amendment of FASB Statements No. 133 and 140” (SFAS No. 155). SFAS No. 155 gives entities the option of applying fair value accounting to certain hybrid financial instruments in their entirety if they contain embedded derivatives that would otherwise require bifurcation under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). SFAS No. 155 will be effective for ComEd as of January 1, 2007 and ComEd is currently assessing the impact that SFAS No. 155 may have on the financial statements.
     SFAS No. 156. In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets, amendment of FASB Statement No. 140” (SFAS No. 156). SFAS No. 156 amends SFAS No. 140 with respect to the accounting for separately recognized servicing assets and liabilities. SFAS No. 156 primarily requires companies to initially record separately recognized servicing rights at fair value, allows companies to choose between two measurement methods and provides additional disclosure requirements. SFAS No. 156 will be effective for ComEd as of January 1, 2007. The adoption of this standard is not expected to have a material impact on ComEd.
     FSP No. FIN 46(R)-6. In April 2006, the FASB issued FASB Staff Position No. FASB Interpretation No. (FIN) 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)” (FSP No. 46(R)-6). This pronouncement provides guidance on how a reporting enterprise should determine the variability to be considered in applying FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” which could impact the assessment of whether certain variable interest entities are consolidated. FSP No. 46(R)-6 was effective for ComEd on July 1, 2006. The adoption of this standard did not have a material impact on ComEd for the three months ended September 30, 2006. As the provisions of FSP No. 46(R)-6 are applied prospectively, the future impact on ComEd cannot be determined until the transactions occur.
     FIN 48. In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a benefit recognition model with a two-step approach, a more-likely-than-not recognition criterion and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon ultimate settlement. If it is not more likely than not that the benefit will be sustained on its technical merits, no benefit will be recorded. FIN 48 also requires that the amount of interest expense to be recognized related to uncertain tax positions be computed by applying the applicable statutory rate of interest to the difference between the tax position recognized in accordance with FIN 48 and the amount previously taken or expected to be taken in a tax return. The change in net assets as a result of applying this pronouncement will be considered a change in accounting principle with the cumulative effect of the change treated as an offsetting adjustment to the opening balance of retained earnings or goodwill, if allowed under existing accounting standards, in the period of transition. FIN 48 is effective for ComEd as of January 1, 2007 and ComEd is currently assessing the impact that FIN 48 will have on the financial statements, which may be material. Two of ComEd’s most significant uncertain tax positions relate to the 1999 sale of ComEd’s fossil generating assets are further described in Note 8 — Income Taxes.
     EITF 06-3. In June 2006, the FASB ratified EITF Issue No. 06-3, “How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation)” (EITF 06-3). EITF 06-3 provides guidance on disclosing the accounting policy for the income statement presentation of any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on either a gross (included in revenues and costs) or a net (excluded from revenues) basis. In addition, EITF 06-3 requires disclosure of any such taxes that are reported on a gross basis as well as the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented. EITF 06-3 will be effective for ComEd as of January 1, 2007. ComEd discloses taxes that are imposed on and concurrent with a specific revenue-producing transaction in accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” ComEd’s utility taxes are presented on a gross basis. As EITF 06-3 provides only disclosure requirements, the adoption of this standard is not expected to have a material impact on ComEd.
     SFAS No. 157. In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability. SFAS No. 157 will be effective for ComEd as of January 1, 2008 and ComEd is currently assessing the impact that SFAS No. 157 may have on the financial statements.
     SFAS No. 158. In September 2006, the FASB issued FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158). SFAS No. 158 requires Exelon to recognize the overfunded or underfunded status of its defined benefit postretirement plans as an asset or liability on its balance sheet. ComEd participates in Exelon’s defined benefit postretirement plans. SFAS No. 158 prescribes the measurement date of a plan to be the date of its year-end balance sheet, which is the measurement date Exelon already uses for its plans. Exelon will also be required to disclose additional information about certain effects on net periodic benefit cost for the next fiscal year. SFAS No. 158 will be effective for Exelon as of December 31, 2006. ComEd is currently assessing the impact that SFAS No. 158 will have on the financial statements. The adoption of this standard is not expected to have a material impact on ComEd’s debt or credit agreement covenants.
     SAB No. 108. In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB No. 108) regarding the quantification of financial statement misstatements. SAB No. 108 requires a “dual approach” for quantifications of errors using both a method that focuses on the income statement impact, including the cumulative effect of prior years’ misstatements, and a method that focuses on the period-end balance sheet. SAB No. 108 will be effective for ComEd as of January 1, 2007, and the adoption of this standard is not expected to have a material impact on ComEd.
3. Regulatory Issues
     The legislatively mandated transition and rate freeze period in Illinois is scheduled to conclude on January 1, 2007. Associated with the end of this rate freeze, ComEd is engaged in various regulatory and legislative proceedings to establish rates for the post-2006 period, which are more fully described below.
     Illinois Procurement Filing. On February 25, 2005, ComEd made a filing with the Illinois Commerce Commission (ICC) to seek regulatory approval of tariffs that would authorize ComEd to bill its customers for electricity costs incurred under a reverse-auction competitive bidding process (the Procurement Case). On January 24, 2006, the ICC, by a unanimous vote, approved the tariffs for the period commencing January 2, 2007. The reverse-auction competitive bidding process is administered by an independent auction manager, with oversight by the ICC staff. In order to mitigate the effects of changes in future prices, electricity to serve residential and commercial customers with loads less than 400kW will be procured through staggered three-year contracts.
     The ICC will subsequently review on an annual basis the prudence of ComEd’s electricity purchases but compliance with the ICC-approved reverse auction process will establish a rebuttable presumption of prudence. Various parties, including governmental and consumer representatives and ComEd, have filed petitions for review of portions of the order with the Illinois Appellate Court. While ComEd is generally supportive of the order in the Procurement Case, ComEd has objected to the requirement for an after-the-fact prudence review. On June 2, 2006, the Illinois Attorney General filed a petition with the Illinois Supreme Court asking the Supreme Court to hear the matter on direct appeal, to grant expedited review of the pending appeals, and to stay implementation of the auction pending appeal. On August 4, 2006, the Illinois Supreme Court denied this petition. The Illinois Attorney General filed a petition with the Illinois Appellate Court asking for a stay of implementation of the ICC order in the Procurement Case pending the Illinois Appellate Court’s decision on the appeals. That request was denied on August 23, 2006. The appeals before the Illinois Appellate Court are still pending.
     Initial ComEd Auction. The first procurement auction for ComEd’s entire load took place during September 2006. It was for electricity that would be delivered beginning in January 2007. Auction participants bid on several different products including 17-, 29- and 41-month contracts that will be “blended” together and used to serve residential and small commercial customers, a 17-month product that would be used to serve larger non-residential customers, and a variably priced (hourly) product that will be used to serve customers who select hourly service. The ICC accepted the auction results related to the blended and annual products but rejected the auction results of the variable (hourly) product. Under ComEd’s tariffs, electricity that would have been procured through the variable (hourly) auction will be purchased in markets administered by PJM Interconnection, LLC (PJM).
     Based on the requirements approved by the ICC, the amounts won by each participant in the auction will not be made public until December 1, 2006. ComEd has entered into supplier forward contracts with all of those who have won shares of the

ComEd products through the auction. Suppliers were limited to winning no more than 35% in either the fixed price section or the hourly price section of the auction. The following table shows the clearing prices for each product set in the first auction:

	Price per MWh
Product	17 month contract	29 month contract	41 month contract
Annual	$90.12	N/A	N/A
Blended	$63.96	$64.00	$63.33
     The next auction is scheduled for February 2008 for the period June 2008 through May 2009 (and up to May 2011 for portions of the blended product). Auctions will be held annually thereafter covering the next June to May twelve-month and thirty-six-month periods.
     Rate Freeze Extension Proposal. On February 24, 2006, House Bill 5766 (HB 5766) was introduced in the Illinois General Assembly and was referred to the Rules Committee. HB 5766, if enacted, would extend the current rate freeze in Illinois until at least 2010. The Illinois General Assembly took no action on the bill and is now adjourned. It is scheduled to resume session in November 2006. However, the Speaker of the Illinois House of Representatives (House) has requested the Governor to call a special session of the General Assembly to enact legislation identical in substance to HB 5766. The Governor has indicated he will call a special session if the required votes for passing rate freeze legislation are assured. On October 9, 2006, an amendment was filed to Senate Bill 1714 (SB 1714), which is substantively the same as HB 5766. Also on October 9, 2006, the House Electric Utility Oversight Committee, by a 9 to 4 vote, with one member voting present, approved the amendment to SB 1714. Legislation still needs to be passed by both the House and the Senate and be signed by the Governor. In order for the legislation to be effective January 2007, a three-fifths vote is required in both the House and Senate. ComEd is unable to predict the final disposition of HB 5766, SB 1714 or other potential legislation to change the end of the mandated transition and rate freeze period in Illinois. ComEd believes the proposed legislation, if enacted into law, would have serious detrimental effects on Illinois, ComEd and consumers of electricity. See “Post 2006 Summary” below for further detail. ComEd believes the proposed rate freeze extension, if enacted into law, will violate Federal law and the U.S. Constitution, and ComEd is prepared to vigorously challenge any such enacted rate freeze legislation in court.
     Residential Rate Stabilization Program. In 2006, ComEd filed a proposal with the ICC to mitigate the impact of the transition to the post rate-freeze period on its residential customers. ComEd’s current proposal, including modifications agreed to during the course of the proceeding, includes an “opt-in” feature to give residential customers the choice to participate in the program. Average annual residential rate increases would be capped at 10% in 2007, 2008 and 2009 for customers choosing to participate in the program. For those customers, costs that exceed the caps would be deferred and recovered with ComEd’s carrying charges of 6.5% over three years from 2010 to 2012. If ComEd’s rate increases are less than the caps in 2008 and 2009, ComEd would begin to recover deferred amounts up to the caps with carrying costs. The plan would terminate upon a force majeure event, upon a ComEd bankruptcy, or if ComEd’s senior unsecured credit rating from at least one of the three major credit rating agencies falls below investment grade. The ICC staff, the Illinois Attorney General and collectively the City of Chicago, Citizens Utility Board and Cook County States Attorney’s Office filed testimony objecting to all or parts of the proposal. A decision in the proceeding is expected in November 2006. Although the action by Standard and Poor’s Corporation (S&P) on October 5, 2006 to lower ComEd’s senior unsecured credit ratings to below investment grade would, if the program were in effect, result in termination of the program, ComEd has asked the ICC to continue to consider the proposal because S&P has indicated it may reevaluate its ratings on ComEd if no rate freeze legislation is passed. On October 20, 2006, the administrative law judge (ALJ) reviewing the residential rate stabilization program issued a proposed order which is consistent with ComEd’s proposal for this program. However, the ultimate outcome is uncertain pending the final ICC order and the status of ComEd’s credit ratings
     Illinois Rate Case. On August 31, 2005, ComEd filed a rate case with the ICC to comprehensively review its tariff and to adjust ComEd’s rates for delivering electricity effective January 2, 2007 (Rate Case). ComEd proposed a revenue increase of $317 million. The ICC staff and several intervenors in the Rate Case, including the Illinois Attorney General, suggested and provided testimony that ComEd’s rates for delivery services should be reduced. The commodity component of ComEd’s rates will be established by the reverse-auction process in accordance with the ICC rate order in the Procurement Case. On June 8, 2006, the ALJs issued a proposed order, which included a revenue increase of $164 million plus ComEd’s request for recovery of several items which previously were recorded as expense. On July 26, 2006, the ICC issued its order in the Rate Case which approved a delivery services revenue increase of $8 million. The ICC order did approve ComEd’s requested recovery of several items which previously were recorded as expense. However, the ICC disallowed rate base treatment (return) for ComEd’s prepaid pension asset, net of deferred taxes, of $639 million and disallowed the recovery of certain administrative and general expenses. These disallowances will not result in an immediate write-off since the prepaid pension asset should be recovered as pension cost is recognized and recovered from customers in the future but will reduce ComEd’s future return on equity until the asset is recovered. The ICC rate order also provided for lower returns on rate base than ComEd had requested. See Note 10 — Commitments and Contingencies for further information. On August 30, 2006, the ICC granted in part, and denied in part, ComEd’s request for rehearing. Other parties also filed requests for rehearing which were granted in part and denied in part. Items to be considered in the rehearing include administrative and general expenses, general and intangible plant, prepaid pension asset, capital structure, the allowed return on equity and certain rate design issues. The rehearing process may take up to five months to complete although the current schedule indicates that the rehearing may be completed before the end of 2006. ComEd or any other party may appeal the Rate Case if it is not satisfied with the results on rehearing. ComEd intends to do so if disallowances contained in the ICC’s original order are not changed on rehearing. If an appeal of the Rate Case is successful, any resulting adjustments to ComEd’s rates would have only a prospective effect and would not be retroactive.
     Original Cost Audit. In the Rate Case, the ICC, with ComEd’s concurrence, ordered an “original cost” audit of ComEd’s distribution assets. There was no suggestion in the Rate Case that any specific asset should be disallowed because it was unreasonable in amount, imprudently incurred or not used and useful. The ICC rate order does not provide for a new review of these issues but instead provides that the ICC-appointed auditors will determine whether the costs of ComEd’s distribution assets were properly recorded on ComEd’s financial statements at the original costs. This will be completed through a separately docketed proceeding. The original cost audit is not expected to be finalized in 2006. ComEd is unable to predict the results of this audit but does not believe the results of the audit will have a material impact on ComEd’s financial position or results of operations.
     Customers’ Affordable Reliable Energy. In July 2006, ComEd implemented Customers’ Affordable Reliable Energy (CARE), an initiative to help customers prepare for electricity rate increases coming in 2007 after the expiration of the rate freeze in Illinois. In addition to the residential rate stabilization proposal, CARE includes a variety of energy efficiency, low-income and senior citizen programs to help mitigate the impacts of the anticipated rate increase on customers’ bills. ComEd estimates spending approximately $10 million for CARE in 2006 and has spent $7 million through September 30, 2006.
     Renewable Energy Filing. The ICC, in a January 24, 2006 order, ordered its staff to initiate three separate rulemakings regarding demand response programs, energy efficiency programs and renewable energy resources. These rulemakings have proceeded with ComEd’s active participation. However, on October 12, 2006 the ICC voted 5 to 0 to dismiss the ICC’s rulemaking proceedings for demand response programs, energy efficiency programs and renewable energy sources.
     On April 4, 2006, ComEd filed with the ICC a request for ICC approval to purchase and receive recovery of costs associated with the output of a portfolio of competitively procured wind resources of approximately 300 MW. The filing supports the ICC’s resolution of July 19, 2005 which endorsed the Illinois Governor’s proposal for a voluntary initiative in which electric suppliers would obtain resources equal to 2% of electricity sold to Illinois retail customers from renewable energy resources by the end of 2007 and gradually increasing to a target of 8% by 2013 (the Plan). This filing covers the first year’s wind-only procurement associated with the Plan. ComEd asked, and the ALJ agreed, to continue these proceedings until February 2007. Actual purchase of wind resources is contingent upon an ICC order approving the prudence of this activity and authorizing cost recovery.
     ComEd may file additional demand response, energy efficiency and renewable energy related initiatives in the future; however, such initiatives will likely be dependent on the resolution of other regulatory issues mentioned previously.
     Post 2006 Summary. ComEd cannot predict the results of any rehearings or appeals in the Rate Case or the Procurement Case or whether the Illinois General Assembly might pass HB 5766 or SB 1714 or other action that could have a material effect on the outcome of the regulatory process. However, if the price which ComEd is ultimately allowed to bill to customers for electricity beginning in 2007 is below ComEd’s cost to procure and deliver electricity, ComEd expects that it will suffer adverse consequences, which could be material. ComEd believes that these potential material adverse consequences could include, but may not be limited to, reduced earnings, further reduction of credit ratings, limited or lost access to credit markets to finance operations and capital investment, and loss of capacity to enter into bilateral long-term energy procurement contracts, which may force ComEd to procure electricity at more volatile spot market prices, all of which could lead ComEd to seek protection through a bankruptcy filing. Moreover, to the extent ComEd is not permitted to recover its costs, ComEd’s ability to maintain and improve service may be diminished and its ability to maintain reliability may be impaired. In the nearer term, these prospects could have adverse effects on ComEd’s liquidity if vendors reduce credit or shorten payment terms or if ComEd’s financing alternatives become more limited and significantly less flexible. Additionally, if ComEd’s ability to recover its costs from customers through rates is significantly affected, all or a portion of ComEd’s business could be required to cease applying SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”, which covers the accounting for the effects of rate regulation and which would require ComEd to eliminate the financial statement effects of regulation for the portion of the business that ceases to meet the criteria. This would result in the elimination of all associated regulatory assets and liabilities that ComEd had recorded on its Consolidated Balance Sheets through the recording of a one-time extraordinary gain on its Consolidated Statements of Operations and Comprehensive Income (Loss). At September 30, 2006, the income statement credit could have been as much as $2.3 billion (before taxes). Finally, the impacts and resolution of the above items could lead to an additional impairment of ComEd’s goodwill, which would be significant and at least partially offset the extraordinary gain discussed above. See Note 4 – Goodwill for further information related to ComEd’s goodwill.
     Through and Out Rates/SECA. In November 2004, the Federal Energy Regulatory Commission (FERC) issued two orders authorizing ComEd to recover amounts for a limited time during a specified transitional period as a result of the elimination of through and out (T&O) rates for transmission service scheduled out of, or across, it’s transmission system and ending within pre-expansion territories of PJM or Midwest Independent System Operators (MISO). T&O rates were terminated pursuant to FERC orders, effective December 1, 2004. The new rates, known as Seams Elimination Charge/Cost Adjustment/Assignment (SECA), were collected from load-serving entities within PJM and MISO over a transitional period from December 1, 2004 through March 31, 2006, subject to refund, surcharge and hearing. As a load-serving entity, ComEd was also required to pay SECA rates during the transitional period based on the benefits received from the elimination of T&O rates of other transmission owners within PJM and MISO. Since the inception of the SECA rates in December 2004, ComEd has recorded approximately $49 million of SECA collections net of SECA charges, including $5 million during the nine months ended September 30, 2006. Management of ComEd believes that appropriate reserves have been established in the event that some portion of SECA collections are required to be refunded. Hearings and briefing of the matter have been concluded and an initial decision of the presiding ALJ was issued on August 10, 2006. The ALJ’s initial decision indicated that the transmission owners overstated their lost revenues in their compliance filings and the SECA rate design was flawed. Additionally, the ALJ recommended that the transmission owners should be ordered to refile their respective compliance filings related to SECA rates. FERC will determine whether or not to accept the ALJ’s recommendation. There is no timeline for FERC to act on this matter. Meanwhile, settlements have been reached with various parties. FERC has approved several of these settlements while others are still awaiting final execution and/or FERC approval. The ultimate outcome of the proceeding establishing SECA rates is uncertain.
     PJM Transmission Design. On May 31, 2005, the FERC issued an order creating an evidentiary hearing process to examine the existing PJM transmission rate design. A number of parties submitted testimony proposing the replacement of that rate design for existing facilities with several variations which could have an adverse impact on ComEd’s pre-tax operating income. FERC staff submitted testimony opposing adoption of all of those variations, and in the alternative recommended that the FERC supplant the existing design in which customers in a zone pay a transmission rate based on the cost of transmission in that zone, with a postage stamp rate design across PJM in which a single, uniform charge would be applied for all existing transmission facilities. This proposal, if adopted, would also be expected to produce an adverse impact on ComEd’s pre-tax operating income. ComEd, as a member of the Responsible Pricing Alliance (comprised of most of the PJM transmission owners), submitted testimony opposing all changes and urging retention of the existing rate design at least through January 2008.
     On July 13, 2006, the ALJ in the case issued an initial decision that recommends that the FERC implement the postage stamp rate suggested by FERC staff, effective as of April 1, 2006, but also allows for the potential to phase in rate changes. On review of the matter, the FERC will determine whether changes in rate design should be made, what those changes should be and their effective date. There is no set timeline for the FERC to act on this matter. ComEd cannot predict how the FERC will ultimately rule on this matter, including the effective date and if there would be any rates that may be subject to refund. ComEd also cannot estimate the final impact on the results of operations and cash flows. However, ComEd anticipates that, with the completion of the rate freeze at the end of this year, barring an extension of the freeze beginning in 2007, all impacts of any rate design changes effective after December 31, 2006 should be recoverable through retail rates.
4. Goodwill
     As of September 30, 2006 and December 31, 2005, ComEd had goodwill of approximately $2.7 billion and $3.5 billion, respectively. Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is tested for impairment at least annually or more frequently if events or circumstances indicate that it is “more likely than not” that goodwill might be impaired, such as a significant negative regulatory outcome. ComEd performs the annual goodwill impairment assessment in the fourth quarter of each year. However, due to the significant negative impact of the ICC’s order in ComEd’s Rate Case to the future cash flows and value of ComEd, an interim impairment assessment was required during the third quarter of 2006. Based on the results of ComEd’s interim goodwill impairment analysis, ComEd recorded an impairment charge of $776 million associated with the write-off of goodwill. Future developments relating to ComEd’s ongoing regulatory and/or legislative items could also be relevant to future goodwill impairment analyses and may lead to further impairments, which could be material. See Note 3 — Regulatory Issues for further information regarding the Rate Case and the Procurement Case. See Note 8 – Income Taxes for the income tax implications.
     The changes in the carrying amount of goodwill for the period from January 1, 2006 to September 30, 2006 were as follows:

Balance as of January 1, 2006	$3,475
Resolution of Certain Tax Matters (a)	(5)
Impairment	(776)

Balance as of September 30, 2006	$2,694

(a)	Adjustment related to income tax refund claims and interest thereon, and various deferred tax adjustments. See Note 10 – Commitments and Contingencies for further information.
5. Debt and Credit Agreements
     Commercial Paper. ComEd meets short-term liquidity requirements primarily through the issuance of commercial paper. ComEd had $153 million and $459 million of commercial paper outstanding at September 30, 2006 and December 31, 2005, respectively.
     Credit Facilities. The Exelon unsecured revolving credit agreement was amended on February 22, 2006 to remove ComEd as a borrower and to remove provisions that would treat ComEd as a significant subsidiary of Exelon for purposes of its covenants and defaults under the credit agreements.
     On February 22, 2006, ComEd entered into a $1 billion senior secured three-year revolving credit agreement. The credit agreement is secured by First Mortgage Bonds of ComEd in the principal amount of approximately $1 billion. First Mortgage Bonds are a first mortgage lien on ComEd’s utility assets other than expressly excepted property. ComEd may use this credit facility for general corporate purposes, including meeting short-term funding requirements and the issuance of letters of credit.
     The obligation of each lender to make any credit extension to ComEd under its credit facilities is subject to various conditions including, among other things, that no event of default has occurred for ComEd or would result from such credit extension. A bankruptcy filing by ComEd would constitute an event of default under ComEd’s credit facilities.
     Issuance of Long-Term Debt. During the nine months ended September 30, 2006, the following long-term debt was issued:

	Interest
Type	Rate	Maturity	Amount (a)
First Mortgage Bonds	5.90%	March 15, 2036	$325
First Mortgage Bonds	5.95%	August 15, 2016	300

(a)	Excludes unamortized bond discounts.
     Retirement of Long-Term Debt. During the nine months ended September 30, 2006, the following long-term debt was retired:

	Interest
Type	Rate	Maturity	Amount
ComEd Transitional Funding Trust	5.63%	June 25, 2007	$261
Various	Various	Various	2
6. Severance Benefits

     During the nine months ended September 30, 2006 and 2005, ComEd recorded total salary continuance severance costs (benefits), recorded as operating and maintenance expense, of $1 million and $(8) million, respectively. During the three months ended September 30, 2006 and 2005, ComEd recorded total salary continuance severance costs (benefits), recorded as operating and maintenance expense, of $3 million and $(5) million, respectively.
     The following table presents the activity of the salary continuance severance obligations from January 1, 2006 through September 30, 2006:

Salary Continuance Obligations
Balance at January 1, 2006	$8
Severance charges recorded	1
Cash payments	(2)

Balance at September 30, 2006	$7

7. Retirement Benefits
     The following table presents the allocation to ComEd of Exelon’s pension and postretirement benefit costs during the three and nine months ended September 30, 2006 and 2005:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
Pension and Postretirement Benefit Costs (a)	$18	$8	$54	$46

(a)	Includes capitalized costs and operating and maintenance expense.
     ComEd participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. ComEd matches a percentage of the employee contribution up to certain limits. The following table presents the matching contribution to the savings plans during the three and nine months ended September 30, 2006 and 2005:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
Savings Plan Matching Contributions	$5	$4	$13	$12
     In the third quarter of 2006, President Bush signed into law the Pension Protection Act of 2006, which will affect the manner in which many companies, including Exelon, administer pension plans. This legislation will require companies to, among other things, increase the amount by which they fund their pension plans, pay higher premiums to the Pension Benefit Guaranty Corporation if they sponsor defined benefit plans, amend plan documents and provide additional plan disclosures in regulatory filings and to plan participants. This legislation will be effective for ComEd as of January 1, 2008 and ComEd is currently assessing the impact that it may have on the financial statements.
8. Income Taxes
     ComEd’s effective income tax rate varied from the U.S. Federal statutory rate principally due to the following:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
U.S. Federal statutory rate	35.0%	35.0%	35.0%	35.0%
Increase (decrease) due to:
State income taxes, net of Federal income tax benefit	(6.5)	4.8	(145.3)	4.8
Amortization of regulatory asset	(0.8)	0.7	(19.4)	0.7
Nontaxable postretirement benefits	0.2	(0.2)	7.9	(0.3)
Amortization of investment tax credit	0.2	(0.2)	8.6	(0.3)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
Non-deductible goodwill impairment charge	(82.7)	—	(1,094.9)	—
Other	0.8	0.8	8.1	0.5

Effective income tax rate	(53.8)%	40.9%	(1,200.0)%	40.4%

     Tax Sharing Agreement. ComEd is party to an agreement (Tax Sharing Agreement) with Exelon and other subsidiaries of Exelon that provides for the allocation of consolidated tax liabilities. The Tax Sharing Agreement generally provides that each party is allocated an amount of tax similar to that which would be owed had the party been separately subject to tax. Any net benefit attributable to the parent is reallocated to other members. That allocation is treated as a contribution to the capital of the party receiving the benefit. As of September 30, 2006, ComEd has recorded an allocation of tax benefits from Exelon under the Tax Sharing Agreement of $17 million, of which Exelon paid $10 million to ComEd in October 2006. See Note 12 – Related-Party Transactions for additional information.
     1999 Sale of Fossil Generating Assets. ComEd has taken certain tax positions, which have been disclosed to the Internal Revenue Service (IRS), to defer the tax gain on the 1999 sale of its fossil generating assets. As of September 30, 2006 and December 31, 2005, deferred tax liabilities related to the fossil plant sale are reflected in ComEd’s Consolidated Balance Sheets. ComEd’s ability to continue to defer all or a portion of this liability depends on whether its treatment of the sales proceeds as having been received in connection with an involuntary conversion is proper pursuant to applicable law. ComEd’s ability to continue to defer the remainder of this liability may depend in part on whether its tax characterization of a lease transaction ComEd entered into in connection with the sale is proper pursuant to applicable law. The Federal tax returns and related tax return disclosures covering the period of the 1999 sale are currently under IRS audit. The IRS has recently indicated its position that the ComEd lease transaction is substantially similar to a leasing transaction the IRS is treating as a “listed transaction” pursuant to guidance it issued in 2005. A listed transaction is one which the IRS considers to be a potentially abusive tax shelter. As a result of the IRS characterization of the lease transaction as a listed transaction, it is likely to vigorously challenge the transaction and will seek to obtain information not normally requested in audits. ComEd believes its position is correct and will aggressively defend that position upon audit and any subsequent appeals or litigation. However, a successful IRS challenge to ComEd’s positions would have the impact of accelerating future income tax payments and increasing interest expense related to the deferred tax gain that becomes currently payable. As of September 30, 2006, ComEd’s potential cash outflow, including tax and interest (after tax), could be as much as $958 million. If the deferral were successfully challenged by the IRS, it could negatively affect ComEd’s results of operations by as much as $158 million (after tax) related to interest expense. ComEd’s management believes a reserve for interest has been appropriately recorded in accordance with FASB Statement No. 5, “Accounting for Contingencies”; however, the ultimate outcome of this matter could result in unfavorable or favorable impacts to the results of operations, and such impacts could be material. Final resolution of this matter is not anticipated for several years.
9. Asset Retirement Obligations
     As of December 31, 2005, ComEd adopted FIN 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47), which clarified that a legal obligation associated with the retirement of a long-lived asset whose timing and/or method of settlement are conditional on a future event is within the scope of SFAS No. 143. Under FIN 47, ComEd is required to record liabilities associated with its conditional asset retirement obligations (AROs) at their estimated fair values if those fair values can be reasonably estimated. The liabilities associated with conditional AROs will be adjusted periodically due to the passage of time, new laws and regulations, and revisions to either the timing or amount of the original estimates of undiscounted cash flows. See Note 12 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K for a discussion of the accounting for non-nuclear asset retirement obligations.
     The following table presents the activity of the non-nuclear AROs reflected on the ComEd’s Consolidated Balance Sheets from January 1, 2006 to September 30, 2006:

Non-nuclear AROs at January 1, 2006	$151
Accretion Expense(a)	6
Settlements	(1)

Non-nuclear AROs at September 30, 2006	$156

(a)	The majority of the accretion is recorded as an increase to a regulatory asset due to the associated regulations.
     10. Commitments and Contingencies

     For information regarding contingencies and capital commitments at December 31, 2005, see Note 17 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K. All significant contingencies are disclosed below.
     Commercial Commitments. As of September 30, 2006, ComEd’s commercial commitments, representing commitments potentially triggered by future events, did not change significantly from December 31, 2005, except for increased letters of credit of $16 million.
     Environmental Liabilities. ComEd accrues amounts for environmental investigation and remediation costs that can be reasonably estimated, including amounts for manufactured gas plant (MGP) investigation and remediation. ComEd has identified 42 sites where former MGP activities have or may have resulted in actual site contamination. Of these 42 sites identified by ComEd, the Illinois Environmental Protection Agency (Illinois EPA) has approved the clean up of eight sites. Of the remaining sites identified by ComEd, 21 sites are currently under some degree of active study and/or remediation.
     ComEd and Nicor Gas Company, a subsidiary of Nicor Inc. (Nicor), are parties to an interim agreement under which they cooperate in remediation activities at 38 former MGP sites for which ComEd or Nicor, or both, may have responsibility. Under the interim agreement, costs are split evenly between ComEd and Nicor on an interim basis pending their final agreement on allocation of costs at each site, but either party may demand arbitration if the parties cannot agree on a final allocation of costs. For most of the sites, the interim agreement contemplates that neither party will pay less than 20%, nor more than 80% of the final costs for each site. ComEd’s accrual for these environmental liabilities is based on ComEd’s estimate of its 50% share of costs under the interim agreement with Nicor. On April 17, 2006, Nicor submitted a demand for arbitration of the cost allocation for 38 MGP sites. Through September 30, 2006, ComEd has incurred approximately $115 million associated with remediation of the sites in question. Although ComEd believes that the arbitration proceedings will not result in an allocation of costs materially different from ComEd’s current estimate of its aggregate remediation costs for MGP sites, the outcome of the arbitration proceedings is not certain and could result in a material increase or decrease of ComEd’s estimate of its share of the aggregate remediation costs.
     Based on the final order received in ComEd’s Rate Case described in Note 3 – Regulatory Issues, beginning in 2007, ComEd will recover MGP remediation costs from customers, for which it has set up a regulatory asset (see ComEd Rate Case below). See Note 11 — Supplemental Financial Information for further information regarding regulatory assets and liabilities. As of September 30, 2006 and December 31, 2005, ComEd had accrued the following amounts for environmental liabilities:

	Total
	Environmental
	Investigation and	Portion of Total Related
	Remediation	to MGP Investigation
	Reserve	and Remediation (a)
September 30, 2006	$59	$50
December 31, 2005	54	48

(a)	Prior to the third quarter 2006, ComEd discounted reserves for MGP investigation and remediation. The change from discounting to undiscounting was not deemed to be material to ComEd.
     ComEd cannot predict the extent to which it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by environmental agencies or others, or whether such costs may be recoverable from third parties.
     Leases. ComEd’s lease commitments as of September 30, 2006 did not change significantly from December 31, 2005. See Note 17 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K for information regarding leases.
     Litigation and Regulatory Matters
     Rate Case. As reported in Note 13 – Commitments and Contingencies in its June 30, 2006 Form 10-Q, ComEd requested recovery of amounts as part of its current Rate Case, which have previously been recorded as expense. Specifically, ComEd requested the following (all amounts pre-tax):

•	recovery of approximately $87 million related to losses on extinguishment of long-term debt as part of ComEd’s 2004 Accelerated Liability Management Plan;

•	recovery of $40 million of previously incurred MGP costs;

•	recovery of $158 million of previously incurred severance costs; and

•	recovery of $5 million of expenses previously incurred in the Procurement Case.
     As discussed in Note 3 — Regulatory Issues, ComEd received a final order from the ICC on July 26, 2006, which approved recovery of certain costs. ComEd had anticipated recording a one-time benefit to reverse these prior charges and ComEd did recognize a one-time benefit during the third quarter of 2006 of approximately $130 million (pre-tax) related to the losses on the extinguishment of long-term debt, MGP costs and Procurement Case costs where the recovery mechanism was specifically identified by the ICC final order. While ComEd believes the intent of the Rate Order is to allow recovery of the previously incurred severance costs through its administrative and general (A&G) expenses, ComEd has requested clarification from the ICC on rehearing related to the amount of A&G expenses it should be allowed to recover. The ICC has agreed to rehear ComEd’s A&G costs, as well as several other items referred to in Note 3 – Regulatory Issues. ComEd has not yet recorded the anticipated one-time benefit for the previously incurred severance costs pending the resolution of the rehearing process.
     Rate Reductions and Return on Common Equity Threshold. The Illinois restructuring legislation, as amended, required a 15% residential base rate reduction effective August 1, 1998 and an additional 5% residential base rate reduction effective October 1, 2001. In addition, a base rate freeze, reflecting the residential base rate reduction, is in effect through January 1, 2007. Under the Illinois legislation, if the two-year average of the earned return on common equity of a utility through December 31, 2006 exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is based on a two-year average of the Monthly Treasury Bond Long-Term Average Rates (20 years and above) plus 8.5% in the years 2000 through 2006. Earnings for purposes of ComEd’s threshold include ComEd’s net income calculated in accordance with GAAP and reflect the amortization of regulatory assets. Under Illinois statute, any impairment of goodwill would have no impact on the determination of the cap on ComEd’s allowed equity return during the transition period. ComEd will complete its next assessment of the earnings sharing provision during the first quarter of 2007. ComEd has not triggered the earnings sharing provision through 2005.
     Other Litigation. ComEd is involved in litigation that is being defended and handled in the ordinary course of business. ComEd maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. The ultimate outcomes of such litigation, as well as the matters discussed above, are uncertain and may have a material adverse effect on the financial condition, results of operations or cash flows of ComEd.
     Income Taxes
     Refund Claims. ComEd has entered into several agreements with a tax consultant related to the filing of refund claims with the IRS. The fees for these agreements are contingent upon a successful outcome of the claims and are based upon a percentage of the refunds recovered from the IRS, if any. The ultimate net cash impacts to ComEd related to these agreements will either be positive or neutral depending upon the outcome of the refund claim with the IRS. These potential tax benefits and associated fees could be material to the financial position, results of operations and cash flows of ComEd. If a settlement is reached, a portion of ComEd’s tax benefits, including any associated interest for periods prior to the PECO / Unicom Merger, would be recorded as a reduction of goodwill under the provisions of EITF Issue 93-7, “Uncertainties Related to Income Taxes in a Purchase Business Combination” (EITF 93-7). ComEd cannot predict the timing of the final resolution of these refund claims.
     Other Refund Claims. ComEd has filed several tax refund claims with Federal and state taxing authorities. ComEd is unable to estimate the ultimate outcome of these refund claims and will account for any amount received in the period the matters are settled with the Federal and state taxing authorities. To the extent ComEd is successful on any of its refund claims a portion of the tax and interest benefit may be recorded to goodwill under the provisions of EITF 93-7.
     Other. ComEd has taken certain tax positions, which have been disclosed to the IRS to defer the tax gain on the 1999 sale of its fossil generating assets. See Note 8 — Income Taxes for further information.
11. Supplemental Financial Information

Supplemental Income Statement Information. The following table provides additional information regarding the components of other, net within the Consolidated Statements of Operations and Comprehensive Income (Loss) of ComEd for the three and nine months ended September 30, 2006 and 2005:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
Investment income	$—	$1	$1		$3
Gain (loss) on disposition of assets and investments, net	—	—	(2)		4
Allowance for funds used during construction, equity	1	1	1		3
Regulatory recovery of prior loss on settlement of cash-flow interest-rate swaps(a)	—	(15)	—		(15)
Loss on extinguishment of long-term debt(b)	87	—	87		—
Other	1	3	3		5

Other, net	$89	$(10)	$90	$	¯

(a)	See Note 13 – Derivative Financial Instruments for further discussion of the loss on settlement of cash-flow interest-rate swaps.

(b)	See Note 3 – Regulatory Issues for further discussion of the loss on extinguishment of long-term debt. Recovery of these costs was granted in the July 26, 2006 ICC rate order.
     For the three months ended September 30, 2006 and 2005, utility taxes of $69 million and $71 million, respectively, are included in revenues and expenses for ComEd. For the nine months ended September 30, 2006 and 2005, utility taxes of $188 million and $192 million, respectively, are included in revenues and expenses for ComEd.
     Supplemental Cash Flow Information. The following table provides additional information regarding the components of other non-cash operating activities and other assets and liabilities within ComEd’s Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2005:

	Nine Months
	Ended
	September 30,
	2006		2005
Other non-cash operating activities:
Provision for uncollectible accounts		$22	$21
Equity in losses of unconsolidated affiliates		8	11
Pension and non-pension postretirement benefits expense		30	26
Other		37	46

Total other non-cash operating activities		$97	$104

Changes in other assets and liabilities:
Other current assets		$(11)	$(12)
Other noncurrent assets and liabilities		(132)	(16)

Total changes in other assets and liabilities	$	(143)	$(28)

     Supplemental Balance Sheet Information. The following tables provide additional information regarding the regulatory assets and liabilities of ComEd:

	September 30,	December 31,
	2006	2005
Regulatory assets (liabilities):
Nuclear decommissioning	$(1,620)	$(1,435)
Removal costs	(1,046)	(1,015)
Debt costs(a)(b)	183	107
Conditional asset retirement obligations	95	91
MGP remediation costs(b)	47	—
Recoverable transition costs	12	43
Deferred income taxes	9	8
Rate case costs(b)	7	—
Procurement case costs(b)	5	—
Other	26	31

Total net regulatory liabilities	$(2,282)	$(2,170)

(a)	Includes reacquired debt costs, interest rate swap settlements and early debt retirement costs. Recovery of early debt retirement costs was granted in the July 26, 2006 ICC rate order. See Note 3 – Regulatory Issues.

(b)	Recovery of these items was granted in the July 26, 2006 ICC rate order. See Note 3 – Regulatory Issues.
     The following tables provide information regarding accumulated depreciation and the allowance for uncollectible accounts as of September 30, 2006 and December 31, 2005:

	September 30,	December 31,
	2006	2005
Property, plant and equipment:
Accumulated depreciation	$1,391	$1,253
Accounts receivable:
Allowance for uncollectible accounts	19	20
12. Related-Party Transactions
     The financial statements of ComEd include related-party balances and transactions with unconsolidated affiliates as presented in the tables below:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Operating revenues from affiliates
ComEd Transitional Funding Trust	$1	$1	$2	$2
Interest expense to affiliates
ComEd Transitional Funding Trust	11	15	36	51
ComEd Financing II	4	3	10	10
ComEd Financing III	3	4	10	10
Equity in losses of unconsolidated affiliates
ComEd Funding LLC	2	3	8	11

	September 30,	December 31,
	2006	2005
Receivables from affiliates (current)
ComEd Transitional Funding Trust	$18	$14
Investment in affiliates
ComEd Funding LLC	6	18
ComEd Financing II	10	10
ComEd Financing III	6	6
Receivable from affiliates (noncurrent)
ComEd Transitional Funding Trust	13	12
Payables to affiliates (current)
ComEd Transitional Funding Trust	—	1
ComEd Financing II	3	6
ComEd Financing III	—	4
Long-term debt to ComEd Transitional Funding Trust and other financing trusts (including due within one year)
ComEd Transitional Funding Trust	726	987
ComEd Financing II	155	155
ComEd Financing III	206	206
     In addition to the transactions described above, ComEd’s financial statements include related-party balances and transactions as presented in the tables below:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Operating revenues from affiliates
Exelon Generation Company, LLC (Generation)(a)	$2	$2	$6	$6
Purchased power from affiliate
Purchase power agreement (PPA) with Generation(b)	907	991	2,363	2,514
Operations and maintenance from affiliates
Exelon Business Services Company (BSC)(c)	55	50	160	139
Interest income from affiliates
Exelon intercompany money pool(d)	—	—	—	3
Capitalized costs
BSC(c)	20	16	56	46
Cash dividends paid to parent	—	107	—	352

	September 30,	December 31,
	2006	2005
Receivables from affiliates (current)
Exelon(e)	$—	$23
Receivables from affiliates (noncurrent)
Generation(f)	1,620	1,435
Payables to affiliates (current)
Exelon(e)	26	—
Generation decommissioning(g)	11	11
Generation (a),( b)	175	242
BSC(c)	19	14
Borrowings from Exelon intercompany money pool(d)	—	140

(a)	ComEd provides retail electric and ancillary services to Generation.

(b)	ComEd has entered into a full-requirements PPA, as amended, with Generation. See Note 17 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K for more information regarding the PPA.

(c)	ComEd receives a variety of corporate support services from BSC, including legal, human resources, financial, information technology, supply management services, planning and engineering of delivery systems, management of construction, maintenance and operations of the transmission and delivery systems and management of other support services. All services are provided at cost, including applicable overhead. A portion of such services is capitalized.

(d)	ComEd participated in Exelon’s intercompany money pool, whereby ComEd earned interest on its contributions to the money pool and paid interest on its borrowings from the money pool at a market rate of interest. As of January 10, 2006, ComEd suspended participation in the money pool. See Note 5 — Debt and Credit Agreements for additional information.

(e)	ComEd has a payable to Exelon under the Tax Sharing Agreement which is partially offset by a receivable from Exelon for the allocation of tax benefits. The December 31, 2005 receivable from Exelon for the allocation of tax benefits was settled in 2006. See Note 8 – Income Taxes for additional information.

(f)	ComEd has a long-term receivable from Generation as a result of the nuclear decommissioning contractual construct whereby, to the extent the assets associated with decommissioning are greater than the applicable ARO at the end of decommissioning, such amounts are due back to ComEd for payment to ComEd’s customers. See Note 11 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K for additional information.

(g)	ComEd has a short-term payable to Generation, primarily representing ComEd’s legal requirements to remit collections of nuclear decommissioning costs from its customers to Generation.
13. Derivative Financial Instruments
     Interest-Rate Swaps. The fair values of ComEd’s interest-rate swaps are determined using quoted exchange prices, external dealer prices and available market pricing curves. At September 30, 2006, ComEd did not have any interest-rate related fair-value or cash-flow hedges outstanding. At December 31, 2005, ComEd had $240 million of notional amounts of interest-rate swaps outstanding, which were settled on January 17, 2006 for a cash payment of approximately $1 million.
     Fair-Value Hedges. ComEd may utilize fixed-to-floating interest-rate swaps from time to time as a means to achieve targeted level of variable-rate debt as a percent of total debt. At September 30, 2006, ComEd did not have any notional amounts of fair-value hedges outstanding. Fixed-to-floating interest-rate swaps are designated as fair-value hedges, as defined in SFAS No. 133 and, as such, changes in the fair value of the swaps are recorded in earnings; however, as long as the hedge remains effective and the underlying transaction remains outstanding, changes in the fair value of the swaps are offset by changes in the fair value of the hedged liabilities. Any change in the fair value of the hedge as a result of ineffectiveness is recorded immediately in earnings. During the three months and nine months ended September 30, 2006, no amounts relating to fair-value hedges were recorded in earnings as a result of ineffectiveness.
     Cash-Flow Hedges. ComEd utilizes interest rate derivatives from time to time to lock in interest-rate levels in anticipation of future financings. Forward-starting interest-rate swaps are designated as cash-flow hedges, as defined in SFAS No. 133 and, as such, changes in the fair value of the swaps are recorded in accumulated other comprehensive income (OCI). Any change in the fair value of the hedge as a result of ineffectiveness is recorded immediately in earnings. At September 30, 2006 and 2005, ComEd did not have any notional amounts of interest-rate related cash-flow hedges outstanding.
     During the three months ended September 30, 2005, as a result of a forecasted transaction no longer being probable, ComEd settled interest-rate swaps in the aggregate notional amount of $325 million and recorded net pre-tax losses of $15 million which were included in other, net within ComEd’s Consolidated Statements of Operations and Comprehensive Income (Loss).
     Energy-Related Derivatives. ComEd’s energy contracts are accounted for under SFAS No. 133. Non-trading contracts may qualify for the normal purchases and normal sales exception to SFAS No. 133. Those that do not meet the normal purchase and normal sales exception are recorded as assets or liabilities on the balance sheet at fair value. Changes in the derivatives recorded at fair value are recognized in earnings unless specific hedge accounting criteria are met and they are designated as cash-flow hedges, in which case those changes are recorded in OCI, and gains and losses are recognized in earnings when the underlying transaction occurs or are designated as fair-value hedges, in which case those changes are recognized in current earnings offset by changes in the fair value of the hedged item in current earnings. Changes in the fair value of derivative contracts that do not meet the hedge criteria under SFAS No. 133 (or are not designated as such) and proprietary trading contracts are recognized in current earnings.

     ComEd has derivatives related to one wholesale contract and various other contracts to manage the market price exposures to several wholesale contracts that extend into 2007, which is beyond the expiration of ComEd’s PPA with Generation. Additionally, the contracts that ComEd has entered into as part of the initial ComEd auction (See Note 3 – Regulatory Issues) are deemed to be derivatives that qualify for the normal purchase exception to SFAS No. 133. ComEd does not enter into derivatives for speculative or trading purposes.
     At September 30, 2006, ComEd had net liabilities of $9 million on the Consolidated Balance Sheets for the fair value of energy derivatives. The following table provides a summary of the fair value balances recorded by ComEd as of September 30, 2006:

	Cash-Flow	Other
Derivatives	Hedge	Derivatives	Total
Current assets	$—	$—	$—
Noncurrent assets	—	—	—

Total mark-to-market energy contract assets	$—	$—	$—

Current liabilities	$(4)	$(4)	$(8)
Noncurrent liabilities	—	(1)	(1)

Total mark-to-market energy contract liabilities	$(4)	$(5)	$(9)

Total mark-to-market energy contract net assets (liabilities)	$(4)	$(5)	$(9)

     Cash-Flow Hedges. The tables below provide details of effective cash-flow hedges under SFAS No. 133 included on ComEd’s Consolidated Balance Sheets as of September 30, 2006. The data in the tables are indicative of the magnitude of SFAS No. 133 hedges ComEd has in place; however, since under SFAS No. 133 not all derivatives are recorded in OCI, the table does not provide an all-encompassing picture of ComEd’s derivatives. The tables also include the activity of accumulated OCI related to cash-flow hedges for the three and nine months ended September 30, 2006 and 2005, providing information about the changes in the fair value of hedges and the reclassification from OCI into earnings.

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
Total Cash-Flow Hedge OCI Activity, Net of Income Tax	2006	2005	2006	2005
Accumulated OCI derivative loss at beginning of period	$—	$—	$—	$—
Changes in fair value	(2)	—	(2)	—
Reclassifications from OCI to net income	—	—	—	—

Accumulated OCI derivative gain (loss) at September 30	$(2)	$—	$(2)	$—

     At September 30, 2006, ComEd had net unrealized pre-tax losses on cash-flow hedges of $4 million in accumulated OCI. Based on market prices at September 30, 2006, approximately $4 million of these deferred net pre-tax unrealized losses on derivative instruments in accumulated OCI are expected to be reclassified to earnings during the next twelve months. However, the actual amount reclassified to earnings could vary due to future changes in market prices. Amounts recorded in accumulated OCI related to changes in energy commodity cash-flow hedges are reclassified to earnings when the forecasted purchase or sale of the energy commodity occurs. ComEd’s cash flow hedge expires on May 31, 2007.
     Other Derivatives. ComEd enters into certain contracts that are derivatives, but do not qualify for hedge accounting under SFAS No. 133 or are not designated as cash-flow hedges. These contracts are also entered into to economically hedge and limit the market price risk associated with energy commodity prices. Changes in the fair value of these derivative contracts are recognized in current earnings. For the three and nine months ended September 30, 2006 and 2005, ComEd recognized the following net unrealized mark-to-market gains (losses), realized mark-to-market gains (losses) and total mark-to-market gains (losses) (before income taxes) relating to mark-to-market activity of certain non-trading purchase power and sale contracts pursuant to SFAS No. 133. ComEd’s other mark-to-market activity on non-trading purchase power and sale contracts are reported in revenue.

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
Unrealized mark-to-market	$1	$—	$(8)	$—
Realized mark-to-market	2	—	3	—

Total net mark-to-market (a)	$3	$—	$(5)	$—

(a)	See “Energy-Related Derivatives” above.
14. Subsequent Events
On October 2, 2006, ComEd reopened the First Mortgage 5.95% Bonds, Series 104, due August 15, 2016 and issued an additional $115 million. The proceeds of the bonds were used to pay the majority of the $95 million First Mortgage 8.25% Bonds due October 1, 2006 and the $31 million First Mortgage 8.375% Bonds due October 15, 2006 at maturity.